Exhibit 99.3
EMULEX CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On October 2, 2006, Emulex Corporation (“Emulex” or the “Company”) announced that the merger of Shasta Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Emulex, with and into Sierra Logic, Inc. (“Sierra Logic”), a Delaware corporation, was consummated on the same date in accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 29, 2006, by and among Emulex, Merger Sub and Sierra Logic (the “Merger”). The acquisition of Sierra Logic, a privately held designer of semiconductors for storage networking equipment located in Roseville, California, solidifies Emulex’s embedded multi-protocol strategy in the end-to-end embedded storage components market. As a result of the Merger, Sierra Logic is now a wholly owned subsidiary of Emulex.
The following unaudited pro forma condensed combined balance sheet as of July 2, 2006 and the unaudited pro forma condensed combined statement of operations for the fiscal year ended July 2, 2006 are based on the historical financial statements of Emulex and Sierra Logic after giving effect to the Merger using the purchase method of accounting.
The determination and allocation of the purchase price is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price is allocated to Sierra Logic’s net assets based on their estimated fair values as of the consummation date. All purchase accounting allocations presented herein, including but not limited to intangibles, goodwill and deferred income taxes, are presented on a preliminary basis and are subject to future revision upon finalization of valuation reports from independent third parties.
The following unaudited pro forma condensed combined balance sheet presents the combined financial position of the Company and Sierra Logic as if the Merger had occurred on July 2, 2006. The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 2, 2006 gives effect to the acquisition as if it had occurred on July 4, 2005 which is the first day of Emulex’s fiscal 2006. Emulex’s historical data was derived from the consolidated statement of operations for the fiscal year ended July 2, 2006. Emulex and Sierra Logic have different fiscal year ends. Due to the different fiscal year ends, Sierra Logic’s historical statement of operations was derived from the 12 months ended December 31, 2005, less the unaudited statement of operations for the six months ended June 30, 2005, plus the unaudited statement of operations for the six months ended June 30, 2006. Sierra Logic’s operations for the six months ended June 30, 2006 includes interest expense of approximately $1,169,000 relating to the adoption of the Financial Accounting Standards Board (“FASB”) issuance of Staff Position 150-5, “Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable” (“FSP 150-5”). This charge is not expected in the future as the warrants on the convertible preferred stock were exercised and converted to common stock prior to the acquisition.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of Emulex that would have been reported had the acquisitions occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of Emulex at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for synergistic benefits or cost savings that may be realized through the combination of Emulex and Sierra Logic or costs that may be incurred in integrating the two companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes and management’s discussion and analysis of financial condition and results of operations of Emulex which are included in Emulex’s Annual Report on Form 10-K for the year ended July 2, 2006, and the historical financial statements and related notes of Sierra Logic included in this Form 8-K/A.

Emulex Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)

	Historical
	July 2, 2006	June 30, 2006	Pro Forma
	Emulex	Sierra	Adjustments		Pro Forma
	Corporation	Logic, Inc.	(Note 3)		Combined
ASSETS

Current assets:

Cash and cash equivalents	$224,292	$4,834	$(137,568)	A	$65,862
			(24,277)	B
			(1,419)	A
Investments	367,054	—	—		367,054
Accounts and other receivables, net	61,362	2,454	(530)	C	63,286
Inventories, net	22,414	2,035	1,999	D	26,448
Prepaid expenses	4,618	344	—		4,962
Deferred income taxes	27,814	—	10,825	E	38,639

Total current assets	707,554	9,667	(150,970)		566,251
Property and equipment, net	66,951	1,357	—		68,308
Investments	7,103	—	—		7,103
Intangible assets, net	77,765	—	33,929	E	111,694
Goodwill	—	—	78,069	E	78,069
Deferred income taxes	352	—	—		352
Other assets	432	18	24,277	B	24,727

Total Assets	$860,157	$11,042	$(14,695)		$856,504

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	17,847	936	—		18,783
Accrued liabilities	18,991	2,309	—		21,300
Deferred revenue	2,919	748	(560)	C	3,107
Income taxes payable	27,630	—	—		27,630
Convertible subordinated notes	235,177	—	—		235,177
Current portion of notes payable	—	1,913	—		1,913
Convertible preferred stock warrants	—	1,840	(1,840)	F	—

Total current liabilities	302,564	7,746	(2,400)		307,910
Notes payable	—	1,932	—		1,932
Other liabilities	680	—	—		680
Deferred income taxes	—	—	9,529	E	9,529

Total liabilities	303,244	9,678	7,129		320,051
Convertible preferred stock	—	32,046	(32,046)	F	—
Total stockholders’ equity	556,913	(30,682)	(110)	A	536,453
			30,682	F
			(25,518)	G
			5,168	H

Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$860,157	$11,042	$(14,695)		$856,504

See accompanying notes to unaudited pro forma financial information.

Emulex Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)

	Historical
	For The Year Ended
	July 2, 2006	June 30, 2006	Pro Forma
	Emulex	Sierra	Adjustments		Pro Forma
	Corporation	Logic, Inc.	(Note 3)		Combined
Net revenues	$402,813	$22,591	$—		$425,404
Cost of sales	163,993	10,738	5,172	I	180,379
			476	J

Gross profit	238,820	11,853	(5,648)		245,025

Operating expenses:
Engineering and development	89,669	9,747	713	J	100,129
Selling and marketing	36,169	1,489	238	J	37,896
General and administrative	23,680	990	3,329	J	27,999
Amortization of other intangible assets	10,944	—	1,549	I	12,493
In-process research and development	17,272	—	—		17,272

Total operating expenses	177,734	12,226	5,829		195,789

Operating income (loss)	61,086	(373)	(11,477)		49,236
Nonoperating income (expense), net:
Interest income	21,150	60	(5,982)	K	15,228
Interest expense	(2,494)	(1,487)	—		(3,981)
Other income (expense), net	173	—	—		173

Total nonoperating income (expense), net	18,829	(1,427)	(5,982)		11,420

Income (loss) before income taxes	79,915	(1,800)	(17,459)		60,656
Income tax provision (benefit)	39,464	12	(7,158)	L	32,318

Income (loss) before cumulative effect of change in accounting principle	$40,451	$(1,812)	$(10,301)		$28,338

Income before cumulative effect of change in accounting principle per share (Note 4):
Basic	$0.48				$0.34

Diluted	$0.46				$0.33

Number of shares used in per share computations:
Basic	83,920				83,920

Diluted	91,259		325		91,584

See accompanying notes to unaudited pro forma financial information.

EMULEX CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
Note 1 Basis of Presentation
On October 2, 2006, Emulex Corporation (“Emulex” or the “Company”) announced that the merger of Shasta Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Emulex, with and into Sierra Logic, Inc. (“Sierra Logic”), a Delaware corporation, was consummated on the same date in accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 29, 2006, by and among Emulex, Merger Sub and Sierra Logic (the “Merger”). As a result of the Merger, Sierra Logic is now a wholly owned subsidiary of Emulex.
Pursuant to the Merger Agreement, each outstanding share of common stock, $0.001 par value, of Sierra Logic was converted into the right to receive approximately $1.93 in cash. The aggregate cash consideration paid by Emulex was approximately $161.8 million which includes approximately $24.3 million placed into an escrow account subject to the terms specified in the Merger Agreement (“Escrow Amount”). The Company also paid direct transaction and securities registration costs of approximately $0.9 and $0.1 million, respectively, and a penalty on early extinguishment of Sierra Logic debt of approximately $0.4 million. All cash amounts were paid from the Company’s existing cash and cash equivalents.
Each outstanding option to purchase common stock of Sierra Logic, whether vested or unvested, has been assumed and converted by Emulex and now represents an option to acquire shares of common stock of Emulex on the terms and conditions set forth in the Merger Agreement. There were no outstanding warrants to purchase common stock of Sierra Logic as of October 2, 2006 as all warrants were exercised and converted to common stock prior to the acquisition.
The determination and allocation of the purchase price is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price is allocated to Sierra Logic’s net assets based on their estimated fair values as of the consummation date. All purchase accounting allocations presented herein, including but not limited to intangibles, goodwill and deferred income taxes, are presented on a preliminary basis and are subject to future revision upon finalization of valuation reports from independent third parties.
Subsequent to the acquisition, management plans to extinguish the assumed debt from existing funds and anticipates additional compensation expense resulting from a compensation arrangement that was entered into as part of the Merger Agreement with a fair value of approximately $0.5 million. Additionally, the Company expects to issue restricted stock with an estimated fair value of approximately $8.3 million. These arrangements are expected to generate incremental compensation expense over the vesting periods.
The total estimated purchase consideration is as follows (in thousands):

Cash paid	$137,568
Fair value of stock options assumed and compensation arrangement	9,081
Penalty on debt extinguishment	426
Direct transaction costs	883
Securities registration costs	110

Total estimated purchase consideration	$148,068

The purchase consideration above includes approximately $3,913 related to the stock compensation arrangements that have future vesting requirements. Therefore, this consideration has been excluded from the purchase price allocation described in note 3E below.

Note 2 Reclassifications
Certain reclassification adjustments have been made to conform the historical reported balances of Sierra Logic and Emulex.
Note 3 Pro Forma Adjustments
A.	To record cash paid for Sierra Logic convertible preferred stock and common stock. Also includes total transaction costs of approximately $1.0 million of which approximately $0.9 and $0.1 million relate to direct transaction and securities registration costs, respectively, and approximately $0.4 million of penalties on the early extinguishment of Sierra Logic’s debt.

B.	To record cash placed in escrow, which will be released to the Sierra Logic shareholders on September 1, 2007 and April 2, 2008, if they comply with the terms of the escrow agreement.

C.	To eliminate accounts receivable and related deferred revenue to conform Sierra Logic to Emulex’s policy of accounting for revenue transactions on the sell-through method. Also, to record the remaining deferred revenue at fair value.
D.	Adjustment to reflect the fair value of finished goods inventory.

E.	To record the preliminary estimated purchase price allocation for the acquisition (in thousands):

Total current assets, including the pro forma adjustments for inventory of $1,999, accounts and other receivables of $530, and deferred income taxes of $10,825	$21,961
Property and equipment	1,357
Other assets	18
Total liabilities assumed, including the pro forma adjustments for deferred income taxes of $9,529, deferred revenue of $560, and convertible preferred stock warrants of $1,840	(16,807)

Net tangible assets	6,529
Identifiable intangible assets, including in-process research and development of $25,518	59,447
Goodwill	78,069

Total preliminary purchase price to be allocated	$144,045

F.	To eliminate Sierra Logic’s equity and convertible preferred stock warrants.

G.	To record the effect of the write off of in-process research and development (“IPR&D”) which is preliminary and subject to change. This non-recurring charge will be reflected in Emulex’s statement of operations in the next 12-month reporting period due to the immediate write off of IPR&D.

H.	To record the fair value of vested Sierra Logic stock options assumed.

Note 3 Pro Forma Adjustments (continued)
I.	To record pro forma amortization of intangible assets resulting from Emulex’s acquisition of Sierra Logic from the beginning of the period presented over their estimated useful lives ranging from 2 years to 7 years as follows (dollars in thousands):

			Estimated
			Useful
	Preliminary	First Year	Life
	Amount	Amortization	(Years)
In-process research and development	$25,518	$—	N/A
Customer relationships	6,960	994	7
Covenants not-to-compete	1,110	555	2

	33,588	1,549
Core/developed technology (amortized to Cost of sales)	25,859	5,172	5

Totals	$59,447	$6,721

Weighted average amortization period			5

Currently, no residual value has been estimated for the above intangible assets.

J.	To record share-based compensation expense related to the following: (1) stock options assumed in the acquisition value based on the Black-Scholes model in accordance with SFAS No. 123R, “Share-Based Payment;” (2) a compensation arrangement that was entered into as part of the Merger Agreement and restricted stock expected to be issued subsequent to the acquisition; and (3) reversal of SFAS No. 123R compensation expense included in the historical financial statements of Sierra Logic. These adjustments assume that compensation arrangements resulting from the acquisition were outstanding as of the beginning of the period presented.

K.	Reduction in interest income as a result of the net cash paid for the acquisition of Sierra Logic using the historical rate of return of approximately 3.78% for the fiscal year ended July 2, 2006.

L.	To adjust the tax provision to reflect the effect of the pro forma adjustments at the Company’s statutory rate of approximately 41%.
Note 4 Pro Forma Income Before Cumulative Effect of Change in Accounting Principle Per Share
The pro forma basic income before cumulative effect of change in accounting principle per share is based on the number of Emulex shares used in computing basic net income per share. The pro forma diluted income before cumulative effect of change in accounting principle per share is based on the number of Emulex shares used in computing diluted net income per share adjusted for the estimated common stock dilution under the treasury stock method for Sierra Logic options assumed.